Exhibit 99.1

Destination XL Group, Inc. Reports Third Quarter Financial Results

CANTON, Mass., November 20, 2020 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's clothing, today reported operating results for the third quarter of fiscal 2020 and provided a business update with respect to the COVID-19 pandemic.

Third Quarter Financial Highlights

•	Total sales for the third quarter were $85.2 million, down 20.1% from $106.6 million in the prior-year third quarter.
•	Cash Flow from operations for the first nine months of ($8.6) million as compared to the prior year of $(14.4) million. Free Cash Flow was ($11.6) million as compared to ($25.4) million last year.
•	Net loss for the third quarter was $(7.0) million as compared to a net loss of $(7.2) million in the prior year’s third quarter.
•	Adjusted EBITDA for the third quarter was $(1.7) million compared to $1.7 million in the prior-year quarter.
•	At October 31, 2020, cash balance of $21.4 million, total debt of $82.9 million and remaining availability under our credit facility of $13.5 million.

Management’s Comments

“For the past eight months we’ve been pivoting to position DXL for the long-term recovery from COVID-19 and future growth. In the third quarter, comparable sales which were down 20.5% improved from the second quarter, when our comparable sales were down 38.6%. Our store performance has improved each month from June through September with improvements in both traffic and conversion. In Direct, DXL.com was up 28.4%, with total Direct up 18.2% and total Direct penetration at 33.4%,” said Harvey Kanter, President and Chief Executive Officer.

“Despite the unrelenting impact of COVID-19 on the apparel industry, we believe our actions give DXL the strongest opportunity to succeed. Our digital transformation efforts, begun in mid-2019, have measurably impacted our ability to serve our core consumer in this volatile environment and provides us with even greater opportunity to navigate changes in consumer behavior. The fact that so many of us are staying close to home and avoiding large social gatherings has resulted in a solid improvement in many of our core and basic categories.  Our customers still need to replenish basics and, in time, we know he will also need to update his wardrobe. We expect our business will continue to be challenged until we are able to start gathering socially in larger groups again and we see an increase in demand for event-based shopping visits, but we have cautious optimism for continued improvement.”

Kanter continued, “We recently completed our second corporate restructuring in the past 9 months to provide the Company with more financial flexibility.  Together, the two restructurings have reduced our corporate workforce by 29% and our store workforce by 54% since the beginning of the year.  We have also eliminated professional services and certain marketing costs to further right-size our cost structure.  Our ability to restructure has been critical as it creates operating leverage and allows us to better withstand a decline in revenue.  Reducing our cost structure and preserving our liquidity have been of paramount importance to our long-term recovery.

“From a liquidity perspective, we had a cash balance of $21.4 million and total debt of $82.9 million at the end of the third quarter.  Total debt, net of cash, improved to $61.5 million compared to $77.5 million in the third quarter last year.  Our focus on cash is relentless.  With the significant steps we have taken to align our SG&A costs, we are now turning our attention to our landlord community in an attempt to right-size our lease structure.  We have a cash management plan and we believe that we have sufficient liquidity to navigate our working capital needs for the next 12 months without additional financing and assuming no further significant shutdowns of the economy,” Mr. Kanter concluded.

Third Quarter Results

Sales

Total sales for the third quarter of fiscal 2020 decreased 20.1% to $85.2 million from $106.6 million in the third quarter of fiscal 2019.  Comparable sales for the quarter were down 20.5% to last year.  The 20.5% decrease in comparable sales was primarily driven by our stores, which were down 31.5% from the prior year’s third quarter, partially offset by our direct business, which was up 18.2%. The increase in our direct business was principally due to our DXL.com e-commerce site, which had a sales increase of 28.4%.

All of our stores had reopened by the end of June, and we were seeing month-over-month improvements in both traffic and conversion through September. However, with the resurgence of the virus, fires on the west coast and distractions from the election, our sales momentum slowed in October.

Our wholesale business contributed $5.0 million in sales during the third quarter, as compared to $2.9 million in the prior year, principally due to Amazon Essentials. We saw demand for masks, which was significant for us in the second quarter, drop during the third quarter.

Gross Margin

For the third quarter of fiscal 2020, our gross margin rate, inclusive of occupancy costs, was 36.5% as compared to a gross margin rate of 41.1% for the third quarter of fiscal 2019. Our gross margin rate declined 4.6% from a decrease of 2.8% in merchandise margins and a decrease of 1.8% due to the deleveraging in occupancy costs.  Merchandise margins have improved from the second quarter of fiscal 2020, when merchandise margins were down 11.1% as we were highly promotional. During the third quarter, we made progress with improving our markdowns by focusing on more targeted promotions with a greater gross margin impact as well as improving on our clearance markdowns.  Because of the growth in our direct channel and free shipping promotions, shipping costs continued to increase over the prior year and are expected to remain elevated in the fourth quarter.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the third quarter of fiscal 2020 were 38.5% as compared to 39.5% for the third quarter of fiscal 2019. On a dollar basis, SG&A decreased by $9.3 million, or 22.1%, as compared to the third quarter of fiscal 2019.  We continue to take proactive measures to reduce our operating costs given the lower sales base.  The decrease in the third quarter was primarily driven by a decrease in store and corporate payroll and cost reduction efforts throughout all areas of our business.

Subsequent to the end of the third quarter, on November 2, 2020, we implemented an additional corporate restructuring to realign our SG&A costs with our sales levels.  The restructuring included the termination of certain service agreements, the elimination of certain professional services and the elimination of an additional 45 positions in the corporate workforce.  These additional actions are expected to result in annualized savings of approximately $9.7 million.  This year, we have reduced our field organization by approximately 54% and our corporate workforce by 29%.  With the reduced sales levels and store traffic, our stores are operating at minimal staffing levels and reduced operating hours.  The Company expects to incur an aggregate charge of approximately $0.5 million in the fourth quarter of fiscal 2020 related to employee severance and one-time termination benefits.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Support Costs.  Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 19.2% of sales in the third quarter of fiscal 2020 as compared to 22.0% of sales in the third quarter of last year.  Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 19.3% of sales in the third quarter of fiscal 2020 compared to 17.5% of sales in the third quarter of last year.

Impairment of Assets

During the third quarter of fiscal 2020, the Company recorded a $1.2 million non-cash gain on the reduction of its operating lease liability in connection with its decision to close certain retail stores, which resulted in a revaluation of the lease liability. Approximately $1.1 million of this non-cash gain, related to leases where the right-of-use assets had previously been impaired, has been recorded as a reduction of the previously recorded impairment and is included in the Impairment of Assets line of the Consolidated Statement of Operations for the three and nine months ended October 31, 2020. The remaining gain of $0.1 million is included as a reduction in store occupancy costs and is reflected in the Cost of Goods Sold, Including Occupancy Costs on the Consolidated Statement of Operations for the three and nine months ended October 31, 2020.

Net Loss

For the third quarter of fiscal 2020, we had a net loss of $(7.0) million, or $(0.14) per diluted share, compared with a net loss of $(7.2) million, or $(0.14) per diluted share, for the third quarter of fiscal 2019.

On a non-GAAP basis, adjusting for a normalized tax rate of 26% for both periods, the adjusted net loss for the third quarter of fiscal 2020 was ($0.12) per diluted share, as compared to an adjusted net loss of ($0.08) per diluted share for the third quarter of fiscal 2019.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), a non-GAAP measure, for the third quarter of fiscal 2020 were $(1.7) million, compared to $1.7 million for the third quarter of fiscal 2019.

Cash Flow

Cash flow from operations for the first nine months of fiscal 2020 was $(8.6) million as compared to $(14.4) million for the first nine months of fiscal 2019 and free cash flow was $(11.6) million for the first nine months of fiscal 2020 as compared to $(25.4) million for the first nine months of fiscal 2019.

Continuing to manage and preserve liquidity has been a primary financial goal this quarter.  We have eliminated costs where possible and have reduced the majority of our capital spending, except such spending necessary to our immediate business needs.  Our capital expenditures for the first nine months of fiscal 2020 were $2.9 million as compared to $11.0 million for the same period last year.

	For the nine months ended
(in millions)	October 31, 2020	November 2, 2019
Cash flow from operating activities (GAAP basis)	$(8.6)	$(14.4)
Capital expenditures, infrastructure projects	(2.0)	(7.2)
Capital expenditures for DXL stores	(0.9)	(3.8)
Free Cash Flow (non-GAAP basis)	$(11.6)	$(25.4)

Non-GAAP Measures

Adjusted EBITDA, adjusted net loss, adjusted net loss per diluted share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

Managing our liquidity and maintaining our financial flexibility continues to be our primary goal as we navigate through this pandemic.  To this end, we have taken several actions since March, including but not limited to: (i) amending our credit facility to increase our borrowing base, (ii) decreasing our payroll and operating costs to align with the expected decrease in revenues, (iii) working with our landlords on short-term rent relief, (iv) cancellation of purchase orders, and (v) negotiating extended payment terms with our merchandise vendors.

At the end of the third quarter of fiscal 2020, we had a cash balance of $21.4 million, total debt (which consists of our revolving credit facility and long-term FILO loan) of $82.9 million and remaining availability under our credit facility of $13.5 million.  Our availability under our credit facility is based on inventory levels, which are intentionally lower given the current sales environment.  Total debt less cash for the third quarter is $61.5 million compared to $77.5 million in the third quarter of fiscal 2019.

Our accounts payable balance at the end of the third quarter of fiscal 2020 was $28.6 million as compared to $27.0 million at the end of the third quarter of fiscal 2019.  Included in the October 31, 2020, balance are $1.3 million of promissory notes, payable through April 1, 2021.  We continue to work with our vendors to secure extended payment terms where possible to better manage our working capital.

As of October 31, 2020, our inventory decreased approximately $25.3 million to $94.9 million, as compared to $120.2 million at November 2, 2019.  We are managing our inventory conservatively, slowing replenishment and reducing fall receipts to align with the current sales trend.  Our objective is to maintain a healthy inventory, which will include narrowing our assortment while also continuing to manage clearance levels. At October 31, 2020, our clearance inventory decreased by approximately $0.8 million, representing 11.8% of our total inventory, as compared to 10.0% at November 2, 2019.

Retail Store Information

Total retail square footage has steadily decreased since the end of fiscal 2017:

	Year End 2017		Year End 2018		Year End 2019		At October 31, 2020
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	212	1,665	216	1,684	228	1,729	227	1,724
DXL outlets	14	72	15	78	17	82	17	82
CMXL retail	78	268	66	221	50	164	49	160
CMXL outlets	33	103	30	91	28	85	23	69
Rochester Clothing	5	51	5	51	-	-	-	-
Total	342	2,159	332	2,125	323	2,060	316	2,035

Of the 316 stores in our portfolio as of October 31, 2020, 52 stores are controlled by lease agreements that have a natural expiration or kick-out option by the end of fiscal 2021; 44 stores are controlled by lease agreements that have a natural expiration or kick-out option in fiscal 2022; and 220 stores are controlled by lease agreements that have a natural expiration or kick-out option in fiscal 2023 or later.  We review store leases on a case-by-case basis and will make decisions to renew or terminate leases based on specific store performance and their overall strategic importance to the brand.

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces. E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. For the third quarter of fiscal 2020, our direct sales increased by $4.1 million to 33.4% of retail segment sales as compared to 21.9% for the third quarter of fiscal 2019.  The increase in sales growth and penetration was driven by a 28.4% increase in sales on our own website at DXL.com. Store traffic during the third quarter of fiscal 2020 has been slow to rebound and with the resurgence of the virus in much of the country, store traffic may continue to be down.  As a result, we continue to see our e-commerce business playing a vital role in enabling us to continue to engage with our customers. Our direct business will be a critical component of how we navigate through the remainder of fiscal 2020 and beyond.

Conference Call

The Company will hold a conference call to review its financial results today, November 20, 2020 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 1282108. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted net loss, adjusted net loss per diluted share and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, net loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization and excluding CEO transition costs, exit costs associated with London operations and asset impairment charges, if applicable) is useful to investors in evaluating its performance and is a key metric to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net loss is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges for costs associated with the CEO transition, exit costs associated with London operations and asset impairment charges, if applicable, because it provides comparability of results without these charges.

Adjusted net loss provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth.  Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as in Toronto, Canada. In addition to DXL Big + Tall retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Casual Male XL retail and outlet stores, and e-commerce sites, including DXL.com.  DXL.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Capital Market under the symbol "DXLG."  For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s ability to withstand the impact of the COVID-19 pandemic on our business and results in fiscal 2020 and to manage through the pandemic, our efforts to restructure and reduce costs and, right size our lease structure, expected inventory levels for the remainder of fiscal 2020, the impact of direct sales on results in fiscal 2020, expected annualized savings from additional restructuring actions taken in November 2020, the ability to keep some or all of our reopened stores open and operating during more normalized hours, and our expected liquidity for the next 12 months.  The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2020, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the COVID-19 pandemic and its impact on the Company’s results of operations, the Company’s execution of its DXL strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the nine months ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Sales	$85,171	$106,581	$218,840	$342,799
Cost of goods sold including occupancy	54,099	62,776	153,057	195,012
Gross profit	31,072	43,805	65,783	147,787

Expenses:
Selling, general and administrative	32,820	42,108	90,727	134,197
CEO transition costs	—	—	—	702
Exit costs associated with London operations	—	1,737	—	1,737
Impairment of assets	(1,135)	—	15,200	—
Depreciation and amortization	5,302	6,329	16,374	18,877
Total expenses	36,987	50,174	122,301	155,513

Operating loss	(5,915)	(6,369)	(56,518)	(7,726)

Interest expense, net	(1,080)	(870)	(2,873)	(2,585)

Loss before provision (benefit) for income taxes	(6,995)	(7,239)	(59,391)	(10,311)
Provision (benefit) for income taxes	27	(49)	71	(78)

Net loss	$(7,022)	$(7,190)	$(59,462)	$(10,233)

Net loss per share - basic and diluted	$(0.14)	$(0.14)	$(1.16)	$(0.21)

Weighted-average number of common shares outstanding:
Basic	51,545	50,089	51,127	49,853
Diluted	51,545	50,089	51,127	49,853

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
October 31, 2020, February 1, 2020 and November 2, 2019
(In thousands)
(unaudited)

	October 31,	February 1,	November 2,
	2020	2020	2019
ASSETS

Cash and cash equivalents	$21,417	$4,338	$5,462
Inventories	94,898	102,420	120,211
Other current assets	10,757	17,102	15,511
Property and equipment, net	60,617	78,279	83,371
Operating lease right-of-use assets	147,540	186,413	195,971
Intangible assets	1,150	1,150	1,150
Other assets	540	1,215	3,364
Total assets	$336,919	$390,917	$425,040

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$28,580	$31,763	$27,038
Accrued expenses and other liabilities	27,886	23,390	24,905
Operating leases	196,522	223,227	233,374
Long-term debt	14,855	14,813	14,799
Borrowings under credit facility	68,019	39,301	68,185
Stockholders' equity	1,057	58,423	56,739
Total liabilities and stockholders' equity	$336,919	$390,917	$425,040

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET LOSS

AND ADJUSTED NET LOSS PER DILUTED SHARE

(unaudited)

	For the three months ended				For the nine months ended
	October 31, 2020		November 2, 2019		October 31, 2020		November 2, 2019
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss (GAAP basis)	$(7,022)	$(0.14)	$(7,190)	$(0.14)	$(59,462)	$(1.16)	$(10,233)	$(0.21)
Adjust:
CEO transition costs	-		-		-		702
Exit costs associated with London operations	-		1,737		-		1,737
Impairment of assets	(1,135)		-		15,200		-
Add back actual income tax provision (benefit)	27		(49)		71		(78)
Add income tax benefit, assuming a normal tax rate of 26%	2,114		1,431		11,490		2,047

Adjusted net loss (non-GAAP basis)	$(6,016)	$(0.12)	$(4,071)	$(0.08)	$(32,701)	$(0.64)	$(5,825)	$(0.12)

Weighted average number of common shares
outstanding on a diluted basis		51,545		50,089		51,127		49,853

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	For the three months ended		For the nine months ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
(in millions)
Net loss (GAAP basis)	$(7.0)	$(7.2)	$(59.5)	$(10.2)
Add back:
CEO transition costs	-	-	-	0.7
Exit costs associated with London operations	-	1.7	-	1.7
Impairment of assets	(1.1)	-	15.2	-
Provision (benefit) for income taxes	-	-	0.1	(0.1)
Interest expense	1.1	0.9	2.9	2.6
Depreciation and amortization	5.3	6.3	16.4	18.9
Adjusted EBITDA (non-GAAP basis)	$(1.7)	$1.7	$(24.9)	$13.6

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the nine months ended
(in millions)	October 31, 2020	November 2, 2019
Cash flow from operating activities (GAAP basis)	$(8.6)	$(14.4)
Capital expenditures, infrastructure projects	(2.0)	(7.2)
Capital expenditures for DXL stores	(0.9)	(3.8)
Free Cash Flow (non-GAAP basis)	$(11.6)	$(25.4)